Exhibit 99.1

For Immediate Release

Charles & Colvard Updates First Quarter Sales Guidance

MORRISVILLE, N.C., March 23, 2005 — Charles & Colvard, Ltd., (Nasdaq:CTHR) the sole source of moissanite – a created jewel available for use in fine jewelry – today provided an update increasing estimated sales over its previously given first quarter 2005 sales guidance.

According to Bob Thomas, President and Chief Executive Officer of Charles & Colvard, “We were delighted to see a pickup in shipments during the last few weeks of the first quarter. Based upon customer orders and indications, we are increasing our preliminary sales estimate for the first quarter 2005 from the previously announced range of between $8.9 million and $9.7 million to our new estimate of between $10.4 million and $10.9 million or approximately 86% to 95% ahead of last year’s $5.6 million. We continue to work hard with all of our manufacturing and distribution partners to expand our distribution base.”

Mr. Thomas added, “We are encouraged that this is an indication of building demand both domestically and overseas as growing numbers of consumers have come to appreciate this jewel and its defining attributes of fire, brilliance and luster.”

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

This press release may contain forward-looking statements. Such forward-looking statements are subject to a number of material risks, uncertainties and contingencies that could cause actual results to differ materially from those set forth in the forward-looking statements. Those risks and uncertainties include but are not limited to the Company’s ability to manage growth effectively, dependence on Cree Inc. as the current supplier of the substantial majority of the raw material and risks inherent in developing a material second source of supply through Norstel AB; the cost of developing distribution channels, dependence on a limited number of distributors such as K&G Creations, Reeves Park and Stuller Settings, Inc., our early stage of development, dependence on continued growth and consumer acceptance of the Company’s products, and other risks and uncertainties set forth in the Company’s 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission.

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CONTACT:

-OR-

Jim Braun, CFO	Tony Schor, President
Charles & Colvard	Investor Awareness, Inc.
(919) 468-0399 Ext. 224	(847) 945-2222
jbraun@moissanite.com	tonyschor@investorawareness.com